Exhibit 10.6
Amended November 1, 2021
VMware, Inc.

Executive Severance Plan
The Company considers it essential to the best interests of its stockholders to retain senior-level executives and to foster the continuous employment of key management personnel. In this connection, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), recognizes that from time to time the uncertainty such as changes in the business environment can raise among members of management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. The Committee has determined that appropriate steps should be taken to ensure the continuity of management and to foster objectivity in the face of such potentially disruptive circumstances. In order to induce such Company officers and other key personnel designated by the Committee and described on Schedule A, which list may be amended from time to time (each, a “Participant”), to remain in the employ of the Company and in consideration of a Participant’s further services to the Company, the Company agrees that effective as of the date on which a Participant signs the attached Schedule B (“Consent to Accept Plan Benefits”), such Participant will receive the severance benefits from the Company set forth in this Executive Severance Plan (“Severance Plan”) in the event any such Participant Separates from Service with the Company or a Subsidiary who is the Participant’s direct employer (the Company and any such employing Subsidiary, “VMware”) under the circumstances described below.
The Committee is responsible for selecting and designating eligible individuals employed by VMware as Participants.
It is a condition for eligibility to receive benefits under this Severance Plan that, during the term of the Severance Plan, each Participant waive any and all severance benefits to which the Participant might otherwise have been entitled under any prior agreement or arrangement with the Company or policy of the Company, other than the Company’s Change in Control Severance Plan adopted on February 25, 2015, as may be amended (the “CIC Plan”), should the Participant Separate from Service to VMware (as each term is defined below), and this Severance Plan supersedes and replaces in all respects any rights a Participant had to such benefits from the Company other than as set forth herein.
1.Term of Severance Plan. This Severance Plan continues in effect with respect to a Participant until the earliest of (i) with respect to a Participant who is also a participant in the CIC Plan, any termination of such Participant’s employment that occurs during of the Change in Control Period (as defined in the CIC Plan) (in which case the CIC Plan and not this Severance Plan will govern the Participant’s eligibility for severance benefits); (ii) any termination of such Participant’s employment that is not an Involuntary Termination; (iii) the Company’s satisfaction of all of its obligations to the Participant under this Severance Plan; (iv) the execution of a written agreement between the Company and the Participant terminating such Participant’s rights under this Severance Plan; (v) one year following the communication of the termination of the Plan with respect to an affected Participant pursuant to Section 12, if the Participant has not then experienced an Involuntary Termination (or if a Good Reason to resign has then occurred, the later date on which the Participant may no longer timely complete the resignation process specified in Section 7(b)); and (vi) the Release Deadline Date (as defined in Section 3(c) below) if the Release described in Section 3 has not then become effective with respect to the Participant.
2.Definitions. As used in this Severance Plan:
(a)“Base Salary” means the highest annualized base salary rate that a Participant was paid by the Company during the twelve months preceding the Participant’s Termination Date.
(b)“Cause” for termination of a Participant’s employment will exist in the event of any one or more of the following:
(i)willful neglect, failure or refusal by the Participant to perform the Participant’s employment duties (except resulting from the Participant’s incapacity due to illness) as reasonably directed by the Participant’s employer;
(ii)willful misconduct by the Participant in the performance of the Participant’s employment duties;
(iii)the Participant’s indictment for a felony (other than traffic related offense) or a misdemeanor involving moral turpitude; or

(iv)the Participant’s commission of an act involving personal dishonesty that results in financial, reputational, or other harm to the Company and its “affiliates” (as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934) and Subsidiaries, including, but not limited to, an act constituting misappropriation or embezzlement of property.
No act or failure to act on the Participant’s part will be deemed “willful” for purposes of this Cause definition unless committed or omitted by the Participant in bad faith and without reasonable belief that the Participant’s act or failure to act was in, or not opposed to, the best interests of the Company. In order to terminate a Participant for Cause during the term of the Severance Plan, the Company is required to deliver a Notice of Termination to the Participant in accordance with the procedure set forth in Section 7 below.
Solely for the avoidance of doubt, during the term of the Severance Plan, this definition of “Cause” with respect to termination of employment of the Participant will supersede any and all similar definitions of termination for Cause set forth in agreements between the Participant and the Company and any Plans in which the Participant participates, provided, however, that termination of a Participant for “Cause” during a Protected Period (as defined in the CIC Plan) must be pursuant to the applicable definitions and procedures set forth in the CIC Plan.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Company” means VMware, Inc., a Delaware corporation, and any successor as provided in Section 10 below.
(e)“Disability” means that, at the time a Participant Separates from Service, the Participant has been unable to perform the duties of the Participant’s position for a period of 180 consecutive days as the result of the Participant’s incapacity due to physical or mental illness. Any question as to the existence of the Participant’s Disability upon which the Participant and the Company cannot agree will be determined by a qualified independent physician who will have been jointly selected by (i) a physician selected by the Participant (or, if the Participant is unable to make such selection, by any adult member of the Participant’s immediate family), and (ii) a physician selected by the Company. The determination of such physician made in writing to the Company and to the Participant will be final and conclusive for all purposes of this Severance Plan, absent fraud.
Solely for the avoidance of doubt, during the term of the Severance Plan, this definition of “Disability” with respect to termination of employment of the Participant will supersede any and all similar definitions of termination for Disability set forth in agreements between the Participant and the Company under the Company’s equity plans.
(f)“Equity Awards” means each outstanding grant of unvested Company stock options and stock appreciation rights (collectively, the “Option Rights”), restricted stock, restricted stock units, performance stock units and other equity-based awards held by the Participant as of the Termination Date (including any Equity Awards assumed by the Company in connection with its acquisition of another entity).
(g) “Good Reason” for a Participant to resign the Participant’s employment means that one or more of the following has occurred during the term of the Severance Plan without the Participant’s express written consent:
(i)any materially adverse alteration in the Participant’s role or to the nature or status of the Participant’s responsibilities relative to the Participant’s role or responsibilities, provided that neither a mere change in title nor in the fact that the Participant‘s position is no longer as an officer of a public company will alone constitute Good Reason, except that, with respect to the Chief Executive Officer, Chief Financial Officer and the most senior legal officer (whether the officer holds the title of General Counsel, Chief Legal Officer or another title) of the Company, no longer holding the position of Chief Executive Officer, Chief Financial Officer or the position of the most senior legal officer), respectively, in a public company will itself be a materially adverse alteration in the Participant’s responsibility, role and status constituting Good Reason;
(ii)a material diminution by the Company in the Participant’s base salary, or a material diminution by the Company in the Participant’s target level of annual incentive bonus relative to the Participant’s highest base salary and highest target level of annual incentive bonus, respectively, or, if applicable a material diminution by the Company in the Participant’s On-Target Earnings, during the term of the Severance Plan;
(iii)relocation of the Participant’s principal place of employment to a location more than 50 miles from the Participant’s principal place of employment, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations that the Participant previously undertook on behalf of the Company during the term of the Severance Plan;
(iv)any purported termination of the Participant’s employment by the Company that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2(n) below; or
(v)a material breach of the Company’s obligations under this Severance Plan (including without limitation the failure of the Company to obtain the assumption of this Severance Plan pursuant to Section 10).
The Participant’s right to terminate the Participant’s employment for Good Reason will not be affected by the Participant’s incapacity due to physical or mental illness. In order for a Participant to invoke a termination due to Good Reason in a manner that would entitle the Participant to benefits under Section 3 below, the Participant must provide a Notice of Termination to the Company and Separate from Service in accordance with the procedure set forth in Section 7(b) below.
(h)“Historic Bonus Percentage” means, with respect to each Participant, the Participant’s highest target bonus percentage applicable during the twelve months preceding the Participant’s Termination Date.
(i)“Historic Bonus Target” means a Participant’s Historic Bonus Percentage multiplied by the Participant’s Base Salary.
(j)“Insurance Premiums” means 150% of the amount of the aggregate monthly insurance premium payments necessary to procure coverage for one year for Participant and Participant’s covered dependents of health and dental insurance benefits substantially similar to those provided to the Participant and Participant’s covered dependents under the Company’s Plans immediately prior to the Termination Date. To the extent that health or dental insurance continuation coverage is made available to Participant and Participant’s covered dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the monthly amount of the insurance premium payments necessary to procure such coverage for Participant and Participant’s covered dependents will equal the monthly cost required to obtain such COBRA continuation coverage for the first month following the Termination Date under the health and dental insurance programs in which Participant and Participant’s covered dependents were participating on the Termination Date.
(k)“Involuntary Termination” of a Participant’s employment with the Company will occur only upon a Separation from Service due to termination of Participant’s employment by the Company without Cause or resignation by Participant due to Good Reason. A termination of employment as a result of the Participant’s death or Disability is not considered an Involuntary Termination.
(l)“Key Employee” means an employee who is determined by the Company to be a “specified employee” in accordance with Section 409A of the Code.
(m)“Notice of Termination” means a notice that indicates whether a proposed termination is, if provided by the Company, (A) for Cause or (B) without Cause; and if provided by the Participant, (C) for Good Reason. Additionally, Notice of Termination refers to a notice that indicates whether a proposed termination is due to Disability, which notice may be provided by the Company or the Participant.
(n)“On-Target Earnings” means, with respect to a Participant compensated via the Company’s on-target earnings or other sales commission-based programs, the Participant’s highest annualized compensation rate for on-target performance during the twelve months preceding the Participant’s Termination Date.
(o) “Plan” means any compensation plan such as an incentive plan, or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation or vacation plan or policy or any other plan, program or policy of the Company or its Subsidiaries intended to benefit employees, and any agreement providing similar benefits between the Company or its Subsidiaries and a Participant.
(p) “Section 409A” means Code Section 409A together with final regulations promulgated thereunder and any other written interpretive guidance issued by the Department of Treasury or the Internal Revenue Service.
(q)“Separation from Service” or “Separates from Service” means a termination of employment with the Company that the Company determines is a “separation from service” in accordance with Section 409A of the Code.

(r)“Subsidiary” means any entity in an unbroken chain of entities beginning with the Company if, at the time of granting of an Award, each of the entities (other than the last entity in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other entities in the chain.
(s)“Termination Date” means the date of Participant’s Separation from Service with the Company due to an Involuntary Termination.
3.Compensation Upon Involuntary Termination. Subject to Sections 4, 5 and 6 below, if a Participant (a) experiences an Involuntary Termination during the term of the Severance Plan, or (b) experiences a Good Reason to resign during the term of the Severance Plan and timely resigns for Good Reason following the procedures prescribed in Section 7(b), then subject to the Participant signing and not revoking a separation agreement and general release of all claims such Participant may have against VMware and its officers, directors, agents and affiliates arising out of or relating to the Participant’s employment with VMware and the termination of the Participant’s employment with VMware (the “Release”) in a form reasonably satisfactory to the Company, which form will include a customary non-solicit provision:
(a)The Participant will be entitled to receive a lump sum severance payment in cash consisting of:
(i)the sum of (x) the Participant’s Base Salary plus (y) the Participant’s Historic Bonus Target, or, if a Participant is compensated via the Company’s on-target earnings or other sales commission-based programs, such Participant’s On-Target Earnings; and
(ii)the aggregate amount of Insurance Premiums.
The foregoing severance payment (the “Severance Payment”) is payable in lump sum, except as provided in the following sentence.  To the extent any cash severance payments to which a Participant would otherwise be entitled under a Plan, the benefits of which the Participant is waiving in connection with participation in this Severance Plan, are not exempt from the definition of “nonqualified deferred compensation” under Section 409A, then the Severance Payment up to the amount otherwise payable under such Plan will be payable in the form provided under the applicable Plan and the excess, if any, will be payable in lump sum. Notwithstanding the foregoing, the Participant’s receipt of benefits under this subsection (a) is subject to subsection (c) and to Sections 5 and 6 below.
(b)The Participant will be entitled to the following treatment of the Participant’s Equity Awards:
(i)Except for performance stock units and other performance-based Equity Awards (collectively “PSUs”), each outstanding grant of unvested Equity Awards held by the Participant as of the Termination Date will immediately be vested as to that portion of the grant that would vest prior to or on the first anniversary of the Participant’s Termination Date and, to the extent subject to an exercise feature, exercisable as of the first anniversary of the Termination Date. The Participant will be entitled to exercise any Option Rights until the expiration of 90 days following the Payment Date (or until such later date as may be applicable under the terms of the award agreement governing the Option Right upon termination of employment), subject to the maximum full term of the Option Right.
(ii)Unvested grants of PSUs (but excluding performance stock unit awards whose terms expressly exclude or modify acceleration provided under this Severance Plan (the “Excluded PSUs”)) that include one or more performance periods that have been completed prior to the Termination Date (each, a “Completed Performance Period”) will accelerate with respect to the portion of the PSU represented by such Completed Performance Periods based upon actual performance achievement during the Completed Performance Periods. To the extent that the final calculation of the number of shares attributable to a Completed Performance Period depends upon calculation of one or more separate performance metric(s) for which achievement has not yet been certified to by the Committee by close of business on the Termination Date, vesting will be accelerated for the number of shares that would have vested had target performance been achieved for such separate performance metric(s).
For example, in the case of a PSU containing three annual performance periods for which individual performance ratios are determined, each with respect to one-third of the total number of shares issuable under the PSU, and the number of shares issuable under the PSU is determined by multiplying each such performance ratio by a performance ratio for the overall three-year performance period, if the Termination Date occurs after only the first annual performance period has become a Completed Performance Period, then vesting in one-third of the shares will be accelerated with the number of shares issued upon the accelerated vesting determined by the actual performance ratio determined for the Completed Performance Period multiplied by a performance ratio for the three-year performance period based upon target achievement for such three-year performance period.
(iii) Additionally, with respect to PSUs (other than the Excluded PSUs) that are due to vest prior to or on the first anniversary of the Termination Date, vesting in shares subject to any performance periods that are not Completed Performance Periods (each, an “Incomplete Performance Period”) will be accelerated on a pro rata basis in proportion to the number of days that have elapsed from the start of any such remaining periods through and including the Termination Date compared to the total number of days in the Incomplete Performance Period. The number of shares issuable pursuant to such pro rata acceleration will be based on the number of shares that would have vested for the entire Incomplete Performance Period had target performance been achieved.
For example, in the case of a PSU containing three annual performance periods for which individual performance ratios are determined, each with respect to one-third of the total number of shares issuable under the PSU, and the number of shares issuable under the PSU is determined by multiplying each such performance ratio by a performance ratio for the overall three-year performance period, if the Termination Date occurs after the first two annual performance periods have become Completed Performance Periods and the Termination Date is within one year of the PSU vesting date, then
(x)    vesting in two-thirds of the shares will be accelerated as set forth in subsection (ii) above, and
(y)    vesting with respect to a pro rata portion of the remaining one-third of the shares subject to the PSU will be accelerated for the Incomplete Performance Period based on the number of days that have elapsed from the start of the Incomplete Performance Period to and including the Termination Date and the total number of shares that would have vested had target performance been achieved for the Incomplete Performance Period.
(iv)Notwithstanding anything to the contrary above,
(x)    to the extent that the Board or Committee provides or will provide for different treatment in the event of an Involuntary Termination of any PSUs granted subsequent to the initial adoption of this Severance Plan, such different treatment set forth in the documents governing such PSUs will supersede the terms of this Severance Plan with respect to the effect of an Involuntary Termination on such awards, and
(y)    to the extent an Equity Award is subject to a Section 409A payment restriction, vesting of such Equity Award will be accelerated as specified above but settlement shall be made in accordance with the terms of the applicable Plan and the requirements of Section 409A.
(c)Subject to Section 6 below, all payments and benefits under subsection (a) above and the effective date of any acceleration of vesting under subsection (b) above as to any Equity Awards held by the Participant will be made, commence or will become effective on the 30th day following the Termination Date or on the next business day if such 30th day is not a business day, with such date referred to as the “Payment Date”; provided, however, that if Participant’s Involuntary Termination occurs in a manner that requires a release consideration period of more than 21 days under applicable statutes and regulations, then the Payment Date will be the 60th day following the Termination Date or on the next business day if such 60th day is not a business day. The Company will provide the Release to the Participant no later than five business days following the Participant’s Termination Date. A Participant will not be entitled to any payment or acceleration under subsection (a) or (b) above if the Participant’s Release has not become effective as of the third business day preceding the Payment Date (the “Release Deadline Date”) or the Participant revokes the Release. If the amounts of all such payments cannot be finally determined on or before the Payment Date, the Company will pay to the Participant on the Payment Date an estimate, as determined in good faith by the Company, of the minimum amount of such payments to which the Participant is clearly entitled and will pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) on the 30th day after the Payment Date (also subject to Section 6). In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess will constitute a loan by the Company to the Participant, payable on the fifth business day after demand by the Company (together with interest at 120% of the rate).
(d)The Company will have no obligation hereunder to make any payment or offer any benefits to a Participant under this Section 3 if the Participant Separates from Service under any circumstances that would entitle the Participant to benefits under the CIC Plan, or under any circumstances that do not constitute an Involuntary Termination.

4.Merger or Consolidation. Subject to any required action by the stockholders, in the event of a dissolution, liquidation, merger or consolidation in which the Company is not the surviving corporation or in which a majority of the outstanding shares are converted into securities of another corporation or are exchanged for other consideration, the Company will either (a) arrange for any entity succeeding to the business and assets of the Company to assume such awards of Participants or issue to the Participants replacement awards (which, in the case of ISOs, satisfy, in the determination of the Committee, the requirements of Section 424 of the Code) on such entity’s equity, which will to the extent possible preserve the value of the outstanding awards or (b) will make the outstanding awards of Participants fully exercisable or cause all of the applicable restrictions to which outstanding awards are subject to lapse, in each case, on a basis that gives the holder of the award a reasonable opportunity, as determined by the Committee, following the exercise of the award or the issuance of shares of Common Stock, as the case may be, to participate as a stockholder in any such dissolution, liquidation, merger or consolidation, and the award will terminate upon consummation of any such transaction. The existence of the Severance Plan will not prevent any such transaction and no Participant will have any right except as herein expressly set forth. Notwithstanding the foregoing provisions of this Section 4, awards subject to and intended to satisfy the requirements of Section 409A of the Code will be construed and administered consistent with such intent.
5.Parachute Payments. In the event that any payment or benefit received or to be received by a Participant in connection with the Participant’s Involuntary Termination (collectively, the “Severance Parachute Payments”) would (a) constitute a parachute payment within the meaning of Section 280G of the Code or any similar or successor provision to 280G and (b) but for this Section 5, be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the “Excise Tax”), then such Severance Parachute Payments will be either:
(i)delivered in full, or
(ii)delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and payroll taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 5 will be made in writing in good faith by a “Big Four” national accounting firm selected by the Company (the “Accountants”). If a reduction in the payments or benefits is required under this Section 5, and if none of the payments or benefits is subject to Code Section 409A, then the reduction will occur in the manner a Participant elects in writing prior to the date of payment; provided however that if the manner elected by the Participant pursuant to this sentence could in the opinion of the Company result in any of the payments or benefits becoming subject to Code Section 409A, then the following sentence will instead apply. If any payment or benefit is subject to Code Section 409A or a Participant fails to elect an order under the preceding sentence, then the reduction will occur in the following order: (i) cancellation of acceleration of vesting on any Option Rights for which the exercise price exceeds the then fair market value of the underlying equity; (ii) reduction in the cash payments provided for under Section 3(a); and (iii) cancellation of acceleration of vesting of Equity Awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of Equity Awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such Equity Awards, that is, later Equity Awards will be canceled before earlier Equity Awards. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. Any good faith determination of the Accountants made hereunder will be final, binding and conclusive upon the Company and the Participant. The Company and the Participant must furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company will bear all costs related to the Accountants’ services in connection with any calculations contemplated.
6.Section 409A. To the fullest extent applicable, amounts and other benefits payable under this Severance Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A. To the extent that any amount or benefit provided under this Severance Plan is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation under Section 409A, this Severance Plan is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits so as to avoid the application of Section 409A(a)(1) to any amount or benefit provided for in this Severance Plan. To the extent possible, this Severance Plan will be interpreted and administered in a manner consistent with the foregoing statement of intent. For purposes of Section 409A and to the extent applicable, each payment and benefit under Sections 3(a), 3(b) and Section 4 is designated as a separate payment. If the Company determines that a Participant is a Key Employee at the time of the Participant’s Involuntary Termination, then (i) to the extent such payments or benefits are subject to Section 409A, (ii) to the extent necessary to avoid any portion of such payments and benefits being subject to Code Section 409A(a)(1), and (iii) notwithstanding anything to the contrary in Section 3(c) above, such amounts and benefits provided for will be paid, commence or be distributed, as applicable, in lump sum on or as of the first business day of the seventh month after a Participant’s Involuntary Termination. Notwithstanding anything to the contrary in Section 3(c) above, if distribution as required under Section 3(c) or Section 4 of shares or other property with respect to Equity Awards the vesting of which has been accelerated under Section 3(b)(ii) or Section 4 would subject such awards to adverse tax consequences under Section 409A, then the shares or property will be distributed only at the time(s) and according to the schedule on which such distributions were scheduled to be made under the original terms of the award agreement(s) governing the Equity Awards. To the extent required to avoid accelerated recognition of taxable income or imposition of additional tax under Section 409A, the amount of any in-kind benefits provided during a taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year. Any required reimbursement of an amount under the Severance Plan will be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred. Any right to reimbursement or to in-kind benefits is not subject to liquidation or exchange for another benefit.
7.Termination of Employment. During the term of the Severance Plan, any termination of the Participant’s employment (other than by reason of death) will be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 7, and no purported termination by the Company effected other than pursuant to a Notice of Termination satisfying the requirements of this Section 7 will be effective.
(a)Termination by the Company. If during the term of the Severance Plan (and with respect to a Participant who is participant in the CIC Plan not within the Protected Period (as defined in the CIC Plan)) the Company terminates the Participant’s employment for Cause, without Cause or due to Disability, the Company will provide a Notice of Termination that sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.
(b)Resignation of Participant. If the Participant resigns from the Participant’s employment with the Company for Good Reason or due to Disability, the Participant will provide a Notice of Termination that sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. In the case of a resignation due to Disability, the Notice of Termination may be provided by a person authorized to act on Participant’s behalf. Further, in the case of a termination for Good Reason, the following steps must be followed in order to entitle Participant to benefits under Section 3 above:
(i)The Participant must provide a Notice of Termination to the senior officer of the Company’s Human Resources group of the Participant’s intention to terminate due to an event or condition set forth in the definition of Good Reason set forth in Section 2(h) of this Severance Plan that specifies the particulars thereof in detail. The Participant must provide the Notice of Termination within 90 days of the initial occurrence or existence of such event or condition and provide the Company with 30 days from receipt of the notice to remedy the event or condition;
(ii)The Company must fail to effect such remedy within the 30-day cure period; and
(iii)The effective date of the resignation must occur within 90 days after the end of the 30-day cure period.
(iv)In order for a Participant’s resignation to be deemed to be for Good Reason pursuant to this Severance Plan, the initial occurrence or existence of the event or condition constituting Good Reason must take place during the term of the Severance Plan and the Participant’s Termination Date must occur as permitted in this Section 7(b).
8.No Mitigation. No Participant will be required to mitigate the amount of any payment provided for in Section 3 hereof by seeking other employment or otherwise, nor will the amount of such payment be reduced by reason of compensation or other income a Participant receives for services rendered after the Participant’s Involuntary Termination from the Company.
9.Exclusive Remedy. Subject to Sections 13 and 14 below, in the event of a Participant’s Involuntary Termination during the term of the Severance Plan, the provisions of Section 3 are intended to be and are exclusive with respect to the rights and obligations of the Company to the Participant and in lieu of any other rights or remedies to which the Participant or the Company may otherwise be entitled (including any contrary provisions in any employment agreement between the Participant and VMware), whether at law, tort or contract, in equity, or under this Severance Plan

10.Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Severance Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 10, the “Company” includes any successor to its business or assets as aforesaid that executes and delivers this Severance Plan or that otherwise becomes bound by all the terms and provisions of this Severance Plan by operation of contract or law.
11.Notice. All notices, deliveries and other communications provided for in this Severance Plan must be in writing and will be deemed given if delivered by a globally recognized express delivery service (with a required email copy, receipt of which need not be acknowledged) to the parties at the addresses listed after their signature. Any such notice, delivery or communication will be deemed to have been delivered and received on the business day that receipt by the addressee is confirmed pursuant to the service’s systems. The Company and any Participant may update this address for notice by giving the other party written notice of the new address.
If notice is given to the Company or the Board:
VMware, Inc.
3401 Hillview Ave.
Palo Alto, CA 94304
Attn: General Counsel
email: GeneralCounsel@vmware.com
And,
If a Notice of Termination is given to the Company, it must also be delivered in accordance with Section 7(b) hereto.
If notice is given to the Participant:
To the Participant’s home address on file with the Company, with a copy to Participant’s home email address on file with the Company.
12.Severance Plan Modification and Termination. Except as set forth below, no provision of this Severance Plan may be modified or terminated, unless as to a Participant such modification or termination is agreed to in writing and signed by such affected Participant and by an authorized member of the Committee or its designee, or by the respective parties’ legal representatives and successors. The consent requirement of the preceding sentence will not apply to the extent that (a) amendments provide additional benefits to Participants or are required so that the Severance Plan complies with applicable law (including Section 409A), or (b) the amendment or termination is not effective with respect to an affected Participant until one year after it is communicated to the affected Participant. For the avoidance of doubt, the removal of an individual from Plan eligibility shall be considered an amendment with respect to the affected individual. Notwithstanding anything to the contrary, no amendment will be made if it would result in a delay or acceleration in payment, receipt of benefits or distribution of shares that causes Code Section 409A(a)(1) to apply to payments or benefits hereunder.
13.Coordination with CIC Plan and Other Agreements.
(a)Solely for the avoidance of doubt, with respect to Participants who are also participants in the CIC Plan, if such Participant experiences an Involuntary Termination that entitles the Participant to receive benefits under the CIC Plan, such Participant will receive benefits under the CIC Plan and will not receive benefits under this Severance Plan.
(b)In the event of a Participant’s death or disability, any acceleration provided under the terms of the award will continue to apply.
14.Entire Agreement. This Severance Plan represents the entire agreement between each Participant and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements between the Participant and the Company in their entirety, provided, however, that this Severance Plan does not replace or supersede the CIC Plan with respect to Participants who are also participants in the CIC Plan. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Severance Plan have been or will be made by either party except to the extent they are expressly set forth herein. No future agreement between a Participant and the Company may supersede this Severance Plan as it applies to the

Participant, unless it is in writing and specifically makes reference to this Severance Plan. Nothing in this Severance Plan is intended to change any benefits to which a Participant is entitled under the CIC Plan, or under any other written agreement with the Company in the event the Participant’s employment is terminated under circumstances that do not constitute an Involuntary Termination under this Severance Plan.
15.Participant’s Successors. Benefits and rights provided under this Severance Plan will inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amounts are still payable to the Participant hereunder, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Severance Plan to the Participant’s devisee, legatee, or other designee or, if there be no such designees, to the Participant’s estate.
16.Funding. This Severance Plan will be unfunded. Any payment made under the Severance Plan will be made from the Company’s general assets.
17.Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Severance Plan by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
18.Headings. All captions and section headings used in this Severance Plan are for convenient reference only and do not form a part of this Severance Plan.
19.Validity. The invalidity or unenforceability of any provision of this Severance Plan will not affect the validity or enforceability of any other provisions of this Severance Plan, which will remain in full force and effect.
20.Withholding. All payments made pursuant to this Severance Plan will be subject to withholding of applicable income and employment taxes, and each Participant is responsible for all taxes of any nature whatsoever that are required by law to be paid in connection with the benefits offered hereunder.
21.Applicable Law. This Severance Plan will be interpreted and enforced in accordance with the laws of the State of California (with the exception of its conflict of laws provisions).
22.Settlement of Disputes. In the event of a dispute between the Participant and the Company for benefits under this Severance Plan, Participant will provide notice of the dispute to the Board in writing with a written claim for benefits that the Participant believes to be due. The Board will determine the disposition of such disputed claim. Any denial by the Board of a claim for benefits under the Severance Plan will be delivered to the Participant in writing and will set forth the specific reasons for the denial and the specific provisions of this Severance Plan relied upon. The Board will afford a reasonable opportunity to the Participant for a review of the decision denying a claim and will further allow the Participant to appeal to the Board a decision within 60 days after notifications by the Board that the Participant’s claim has been denied. Any further dispute or controversy arising under or in connection with this Severance Plan will be settled exclusively by arbitration in San Jose, California in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company will pay to the Participant all legal fees and expenses incurred by the Participant in disputing in good faith any issue hereunder relating to the termination of the Participant’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Severance Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 162(m) of the Code to any payment or benefit provided hereunder. Such payments will be made within 15 business days after delivery of the Participant’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. The Participant’s reimbursement rights described in this Section 22 will remain in effect for the life of the Participant, provided, however, that, in order for the Participant to be entitled to reimbursement hereunder, the Participant must submit the written reimbursement request described above within 180 days following the date upon which the applicable fee or expense is incurred.
23.Notwithstanding any provision of this Severance Plan to the contrary, the Participant will be entitled to seek specific performance of the Participant’s right to be paid until the Involuntary Termination date during the pendency of any dispute or controversy arising under or in connection with this Severance Plan.

Schedule A
Participants
All Rule 3b-7 Executive Officers

Schedule B

Consent to Accept Plan Benefits
I agree and consent to the terms of the VMware, Inc. Executive Severance Plan (the “Severance Plan”). Further, and for the avoidance of doubt, I acknowledge and agree that by signing below I am waiving any and all existing rights to severance or other compensation or benefits to be provided to me by VMware in connection with a Separation from Service for any or no reason from VMware, any successor thereto or any subsidiary of either that employs me, that occurs during the term of the Severance Plan that I may otherwise be entitled to pursuant to any agreement, plan or arrangement (formal or informal, oral or written) with the Company (other than the Company’s Change in Control Severance Plan, to the extent it applies to me) that may exist as of the date indicated below. This waiver does not waive or change any rights or benefits to which I am entitled under any written agreement with the Company in the event my employment is terminated under circumstances that do not constitute an Involuntary Termination under this Severance Plan. Capitalized terms in this consent shall have the meanings assigned to them in the Severance Plan.

Signature of [Name]
By:
Title:
Dated: